Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, May 5, 2023- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported first quarter 2023 results. Headlines include(1):

●	Targeting completion of planned split-off of Atlanta Braves Holdings, Inc. and reclassification of tracking stocks to create Liberty Live Group tracking stock by end of second quarter 2023
●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported first quarter 2023 operating and financial results
◾	First quarter 2023 revenue of $2.14 billion; down 2% year-over-year
◾	Net income of $233 million, down from $309 million in 2022; diluted EPS of $0.06
◾	Adjusted EBITDA(2) of $625 million and free cash flow(2) of $144 million
◾	SiriusXM increased full-year adjusted EBITDA and free cash flow guidance on April 27th
o	Liberty Media’s ownership of SiriusXM was 82.9% as of April 25th
o	Issued $575 million of 3.75% LSXMA convertible senior notes and used proceeds, along with cash on hand, to repurchase $591 million aggregate principal of 1.375% cash convertible notes and $112 million aggregate adjusted principal of 2.125% exchangeable senior debentures
●	Attributed to Formula One Group
o	Announced multiple updates to sponsorship agreements, including extending MSC Cruises as Global Partner, welcoming Puma as Official Provider of F1’s sporting apparel and naming Paramount+ and Liqui Moly as Official Partners
o	Extended agreement with ESPN to broadcast F1 in Latin America and Caribbean through 2025
o	Las Vegas Grand Prix Paddock Building construction at 60% completion with expected occupancy by end of September

o	Formula 1 leverage at quarter-end of 2.2x will trigger permanent reduction in existing Term Loan B margin from 3.25% to 3.00%
o	Formula One Group paid $202 million in exchange for the cancellation of 3.1 million notional FWONA shares underlying intergroup interest held at Liberty SiriusXM Group corresponding to the portion of 1.375% cash convertible notes repurchased
●	Attributed to Braves Group
o	Braves home opener on April 6th drew 42,000 fans, largest home opener crowd in Truist Park history

“We are progressing well on the split-off of the Atlanta Braves and the creation of the Liberty Live Group tracking stock,” said Greg Maffei, Liberty Media President and CEO. “SiriusXM navigated a difficult auto and ad market backdrop in the first quarter, but we are confident in their improving trajectory for the remainder of the year evidenced by management increasing 2023 adjusted EBITDA and free cash flow guidance. The Formula 1 season is underway and fans are tuning in across platforms. Arrangements for the Las Vegas Grand Prix are ramping up, with the Paddock Building construction and track preparations progressing on-time and in-line with our capex expectations. The Atlanta Braves are seeing strong trends in ticket sales and concessions early in the season.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2023 to the same period in 2022.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2023. In the first quarter, approximately $14 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q22	1Q23	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,186	$2,144	(2)%
Total Liberty SiriusXM Group	$2,186	$2,144	(2)%
Operating Income (Loss)
SiriusXM	493	387	(22)%
Corporate and other	(9)	(14)	(56)%
Total Liberty SiriusXM Group	$484	$373	(23)%
Adjusted OIBDA (Loss)
SiriusXM	690	625	(9)%
Corporate and other	(5)	(11)	(120)%
Total Liberty SiriusXM Group	$685	$614	(10)%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone first quarter results on April 27, 2023.  For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and an investment in Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2023. In the first quarter, the Formula One Group incurred approximately $16 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The F1 season is off to a fantastic start, with thrilling races to-date and many more to come on our record 23-race 2023 calendar. The race weekends are drawing huge crowds, with the Australian Grand Prix hosting 445,000 fans and sellouts for the majority of the remaining calendar,” said Stefano Domenicali, Formula 1 President and CEO. “The power of our platform continues to draw interest also from commercial partners, with a number of new and expanded sponsors already announced season-to-date.”

	1Q22	1Q23

	amounts in millions
Formula One Group
Revenue
Formula 1	$360	$381
Total Formula One Group	$360	$381
Operating Income (Loss)
Formula 1	$34	$35
Corporate and other	(15)	(19)
Total Formula One Group	$19	$16
Adjusted OIBDA (Loss)
Formula 1	$122	$117
Corporate and other	(10)	(12)
Total Formula One Group	$112	$105

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	1Q22	1Q23	% Change

	amounts in millions
Primary Formula 1 revenue	$287	$314	9%
Other Formula 1 revenue	73	67	(8)%
Total Formula 1 revenue	$360	$381	6%
Operating expenses (excluding stock-based compensation):
Team payments	(100)	(112)	(12)%
Other cost of Formula 1 revenue	(95)	(94)	1%
Cost of Formula 1 revenue	$(195)	$(206)	(6)%
Selling, general and administrative expenses	(43)	(58)	(35)%
Adjusted OIBDA	$122	$117	(4)%
Depreciation and Amortization(a)	(88)	(82)	7%
Operating income (loss)	$34	$35	3%

Number of races in period	2	2

a)	Includes $81 million and $74 million of amortization related to purchase accounting as of March 31, 2022 and March 31, 2023, respectively, that is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees. There were two races held in the first quarter of both 2022 and 2023. There are 23 events scheduled for the 2023 race calendar.

Primary F1 revenue increased in the first quarter with growth across media rights, race promotion and sponsorship. Media rights revenue increased due to continued growth in F1 TV subscription revenue and increased fees under new and renewed contractual agreements. Race promotion revenue grew due to contractual increases in fees, and sponsorship revenue increased due to the recognition of revenue from new sponsors and growth in revenue from existing sponsors. Other F1 revenue decreased in the first quarter primarily due to lower freight income driven by the easing of freight cost inflation on billing rates, partially offset by increased hospitality revenue from higher Paddock Club attendance.

Operating income was relatively flat and adjusted OIBDA(2) decreased in the first quarter. Team payments were higher compared to the prior year due to the pro rata recognition of increased payments across the race season. Other cost of F1 revenue is largely variable in nature and is mostly derived from servicing both Primary and Other F1 revenue opportunities. These costs were relatively flat, as significantly lower freight costs were largely offset by increased Paddock Club costs associated with servicing higher hospitality attendance at the two events held in the first quarter, and higher commissions and partner servicing costs associated with increased Primary F1 revenue streams, including F1 TV subscriptions. Selling, general and administrative expense increased in the first quarter due to higher personnel, IT and marketing costs. There were approximately $6 million of costs associated with the planning of the Las Vegas Grand Prix included in selling, general and administrative expense in the first quarter of 2023.

The Liberty SiriusXM Group has an approximate 0.4% intergroup interest (1.1 million notional shares) in the Formula One Group attributed to it as of April 30, 2023. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of April 30, 2023 would have been 235 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, other minority investments and an intergroup interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2023. In the first quarter, approximately $6 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q22	1Q23

	amounts in millions
Braves Group
Revenue
Corporate and other	$23	$31
Operating Income (Loss)
Corporate and other	$(40)	$(49)
Adjusted OIBDA (Loss)
Corporate and other	$(19)	$(31)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	1Q22	1Q23	% Change

	amounts in millions
Baseball revenue	$11	$18	64%
Mixed-use development revenue	12	13	8%
Total revenue	23	31	35%
Operating expenses (excluding stock-based compensation included below):
Operating expenses	(23)	(39)	(70)%
Selling, general and administrative expenses	(17)	(18)	(6)%
Adjusted OIBDA	$(17)	$(26)	(53)%
Stock-based compensation	(2)	(2)	—%
Depreciation and Amortization	(18)	(15)	17%
Operating income (loss)	$(37)	$(43)	(16)%

Number of home games in period	—	—

Baseball revenue is derived from two primary sources: (i) ballpark event revenue (ticket sales, concessions, advertising sponsorships, suites and premium seat fees) and (ii) broadcasting revenue (including national and local broadcast rights). Mixed-use development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

In December 2021, the Collective Bargaining Agreement (“CBA”), which requires MLB clubs to sign players using a uniform contract, expired and MLB commenced a lockout of the Major League players. As a result of the lockout, the start of the 2022 regular season was delayed and the number of spring training games played was reduced. The start of the 2023 season was not impacted by these factors and a full spring training schedule took place. No regular season home games were played in the first quarter of 2023 nor the prior year period.

Baseball revenue increased in the first quarter due to more spring training home games and additional special events held at the ballpark compared to the prior year period. Development revenue increased during the first quarter due to increases in rental income related to tenant recoveries.

Operating income and adjusted OIBDA decreased in the first quarter. Revenue growth was more than offset by increased operating costs due to higher player salaries, as player salary expense was not recognized in the prior year period due to the delayed start of the season, as well as higher levels of MLB shared expenses, baseball operations expenses and facility and game day expenses for spring training games. Selling, general and administrative expense increased modestly due to increased promotion and marketing initiatives and higher personnel costs.

The Formula One Group has an approximate 11.0% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group has an approximate 2.9% intergroup interest (1.8 million notional shares) in the Braves Group attributed to them as of April 30, 2023. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of April 30, 2023 would have been 62 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development.

Share Repurchases

There were no repurchases of Liberty Media’s common stock (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) from February 1, 2023 through April 30, 2023. The total remaining repurchase authorization for Liberty Media as of May 1, 2023 is approximately $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 9:30 a.m. (E.T.) on May 5, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2023.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2022	3/31/2023
Liberty SiriusXM Group
Live Nation Investment(a)	4,857	4,875
Total Liberty SiriusXM Group	$4,857	$4,875
Formula One Group
Other Monetizable Public Holdings(b)	80	172
Total Formula One Group	$80	$172
Braves Group	N/A	N/A
Total Liberty Media	$4,937	$5,047

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $158 million and $157 million as of December 31, 2022 and March 31, 2023, respectively.
b)	Represents the carrying value of other public holdings that are accounted for at fair value. Includes approximately $126 million of exchange-traded funds as of March 31, 2023 that are expected to be contributed to Liberty Live Group upon the reclassification of the tracking stocks. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gains (losses) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. In connection with the previously announced split-off of Atlanta Braves Holdings, Inc., the intergroup interests in the Braves Group attributed to Liberty SiriusXM Group and Formula One Group will be settled and extinguished in connection with the split-off.

The Braves Group will attribute shares of New BATRA and New BATRK to Liberty SiriusXM Group and Formula One Group, respectively, on a one-for-one basis equal to the number of notional shares representing the intergroup interest attributed to each immediately prior to the split-off. Following the split-off: (i) Liberty SiriusXM Group intends to deliver the shares of New BATRA to and exchange such New BATRA shares with one or more third party lenders for satisfaction of certain debt obligations of Liberty SiriusXM Group and (ii) the new BATRK shares attributed to Formula One Group will be distributed on a pro rata basis to Formula One Group common shareholders.

The intergroup interest in the Formula One Group attributed to Liberty SiriusXM Group will be settled and extinguished through the attribution of cash prior to the split-off.

	Attributed
	as of March 31, 2023
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests(a)	1.8	$63	(8.6)	$(291)	6.8	$228
Formula One Group intergroup interest(a)	1.1	$71			(1.1)	$(71)

a)	During the three months ended March 31, 2023, Formula One Group paid $202 million to Liberty SiriusXM Group to settle and extinguish 3.1 million notional shares underlying the portion of the intergroup interest in the Formula One Group held by Liberty SiriusXM Group as a result of the repurchase of a portion of the 1.375% cash convertible notes due 2023.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2022	3/31/2023
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$362	$430
Formula One Group(b)	1,733	1,584
Braves Group(c)	151	215
Total Consolidated Cash and Cash Equivalents (GAAP)	$2,246	$2,229

Debt:
SiriusXM senior notes(d)	$8,750	$8,750
Pandora convertible senior notes(e)	193	118
1.375% cash convertible notes due 2023(f)	790	199
3.75% convertible notes due 2028(f)	—	575
2.125% SiriusXM exchangeable senior debentures due 2048(f)	387	275
2.75% SiriusXM exchangeable senior debentures due 2049(f)	586	586
0.5% Live Nation exchangeable senior debentures due 2050(f)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	—
Other subsidiary debt(g)	580	710
Total Attributed Liberty SiriusXM Group Debt	$13,081	$13,008
Unamortized discount, fair market value adjustment and deferred loan costs	62	(108)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$13,143	$12,900

1% cash convertible notes due 2023(f)	27	—
2.25% convertible notes due 2027(f)	475	475
Formula 1 term loan and revolving credit facility	2,425	2,420
Other corporate level debt	63	63
Total Attributed Formula One Group Debt	$2,990	$2,958
Fair market value adjustment	(43)	—
Total Attributed Formula One Group Debt (GAAP)	$2,947	$2,958
Formula 1 leverage(h)	2.7x	2.2x

Atlanta Braves debt	546	542
Total Attributed Braves Group Debt	$546	$542
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$542	$538

Total Liberty Media Corporation Debt (GAAP)	$16,632	$16,396

a)	Includes $57 million and $53 million of cash held at SiriusXM as of December 31, 2022 and March 31, 2023, respectively.
b)	Includes $752 million and $1,043 million of cash held at F1 as of December 31, 2022 and March 31, 2023, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $22 million and $30 million as of December 31, 2022 and March 31, 2023, respectively.
d)	Outstanding principal amount of Senior Notes or Term Loan with no reduction for the net unamortized discount.
e)	During the three months ended March 31, 2023, certain investors exercised their right to require a Special Repurchase, as defined in the indenture governing the Pandora convertible senior notes, and Pandora repurchased $75 million principal amount of such notes with cash for an aggregate purchase price equal to 100% of the principal amount of the notes repurchased plus accrued and unpaid interest to the date of repurchase.
f)	Face amount of the convertible notes and exchangeable debentures with no fair market value adjustment.
g)	Includes SiriusXM revolving credit facility and term loan.
h)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media, SiriusXM, F1 and the Braves are in compliance with their debt covenants as of March 31, 2023.

Total cash and cash equivalents attributed to Liberty SiriusXM Group increased $68 million in the first quarter as net debt repayment at Liberty SiriusXM Group (described below) and return of capital at SiriusXM were more than offset by cash received from the settlement of a portion of the Formula One Group intergroup interest held at Liberty SiriusXM Group (described below), cash from operations at SiriusXM and borrowings under the revolving credit facility at SiriusXM. Included in the cash and cash equivalents balance attributed to Liberty SiriusXM Group at March 31, 2023 is $53 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance. Liberty SiriusXM Group received $77 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group decreased $73 million during the quarter. During the first quarter, Liberty SiriusXM Group issued $575 million aggregate principal amount of 3.75% LSXMA convertible notes due 2028 and used net proceeds of the offering, together with cash on hand, to repurchase (i) $591 million aggregate principal amount of its 1.375% cash convertible notes due 2023 and (ii) $112 million aggregate adjusted principal amount of its 2.125% exchangeable debentures due 2048, for a total cost of $774 million. In addition to proceeds from the convertible notes, Liberty SiriusXM Group received (i) $39 million of net proceeds from the settlement of the bond hedge and warrants related to the portion of the 1.375% cash convertible notes repurchased and (ii) $202 million of cash from the Formula One Group in exchange for the cancellation of 3.1 million notional shares underlying a portion of the intergroup interest in the Formula One Group held by Liberty SiriusXM Group (equivalent to the FWONA common stock underlying the portion of the 1.375% cash convertible notes repurchased). In addition, subsequent to quarter end in April 2023, Liberty SiriusXM Group paid $275 million to settle the remaining amount outstanding of its 2.125% exchangeable debentures due 2048, which was funded with cash on hand.

Total cash and cash equivalents attributed to the Formula One Group decreased $149 million during the quarter as cash from operations at F1 was more than offset by $202 million paid to Liberty SiriusXM Group in exchange for the cancellation of 3.1 million FWONA shares underlying the intergroup interest (described above), $120 million of exchange-traded funds purchased that are expected to be attributed to the Liberty Live Group after the completion of the previously announced reclassification of tracking stocks and capital expenditures related to the Las Vegas Grand Prix. Total debt at Formula One Group decreased $32 million in the first quarter primarily due to the January 2023 settlement of the remaining 1% FWONK cash convertible notes.

Pursuant to F1’s credit facilities agreement, the margin on its existing Term Loan B will be permanently reduced from 3.25% to 3.00% after the first quarter as a result of F1’s leverage as defined in its credit facilities for covenant calculations falling below a certain threshold.

Total cash and cash equivalents attributed to the Braves Group increased $64 million during the quarter due to cash from operations. Total debt attributed to the Braves Group decreased $4 million during the first quarter primarily due to repayment under the ballpark senior secured note.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will discuss Liberty Media's earnings release on a conference call which will begin at 9:30 a.m. (E. T.) on May 5, 2023.  The call can be accessed by dialing (877) 704-2829 or (215) 268-9864, passcode 13736371 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the Las Vegas Grand Prix, our proposed split-off and reclassification of tracking stocks, the continuation of our stock repurchase plan and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, the satisfaction of conditions to the proposed split-off and reclassification of tracking stocks, rapid technological and industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media and changes in law, including consumer protection laws, and their enforcement. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$430	215	1,584	—	2,229
Trade and other receivables, net	587	23	91	—	701
Other current assets	366	62	278	—	706
Total current assets	1,383	300	1,953	—	3,636
Intergroup interests	134	—	228	(362)	—
Investments in affiliates, accounted for using the equity method	862	94	37	—	993

Property and equipment, at cost	2,926	1,021	616	—	4,563
Accumulated depreciation	(1,742)	(292)	(112)	—	(2,146)
	1,184	729	504	—	2,417

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,060	28	3,083	—	4,171
Other assets	529	67	1,217	(4)	1,809
Total assets	$30,203	1,518	10,978	(366)	42,333

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$35	(2)	(33)	—	—
Accounts payable and accrued liabilities	1,229	66	318	—	1,613
Current portion of debt	608	75	23	—	706
Deferred revenue	1,307	191	655	—	2,153
Other current liabilities	80	5	35	—	120
Total current liabilities	3,259	335	998	—	4,592
Long-term debt	12,292	463	2,935	—	15,690
Deferred income tax liabilities	2,046	46	—	(4)	2,088
Redeemable intergroup interests	—	291	71	(362)	—
Other liabilities	596	147	136	—	879
Total liabilities	18,193	1,282	4,140	(366)	23,249
Equity / Attributed net assets	8,920	229	6,813	—	15,962
Noncontrolling interests in equity of subsidiaries	3,090	7	25	—	3,122
Total liabilities and equity	$30,203	1,518	10,978	(366)	42,333

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,144	—	—	2,144
Formula 1 revenue	—	—	381	381
Other revenue	—	31	—	31
Total revenue	2,144	31	381	2,556
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	700	—	—	700
Programming and content(1)	150	—	—	150
Customer service and billing(1)	122	—	—	122
Other(1)	52	—	—	52
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	206	206
Subscriber acquisition costs	90	—	—	90
Other operating expenses(1)	79	39	—	118
Selling, general and administrative(1)	385	26	75	486
Impairment, restructuring and acquisition costs, net of recoveries	32	—	—	32
Depreciation and amortization	161	15	84	260
	1,771	80	365	2,216
Operating income (loss)	373	(49)	16	340
Other income (expense):
Interest expense	(136)	(9)	(51)	(196)
Share of earnings (losses) of affiliates, net	(7)	(1)	(2)	(10)
Realized and unrealized gains (losses) on financial instruments, net	2	(1)	(47)	(46)
Unrealized gains (losses) on intergroup interests	54	(13)	(41)	—
Other, net	3	1	10	14
	(84)	(23)	(131)	(238)
Earnings (loss) before income taxes	289	(72)	(115)	102
Income tax (expense) benefit	(69)	13	6	(50)
Net earnings (loss)	220	(59)	(109)	52
Less net earnings (loss) attributable to the noncontrolling interests	37	—	—	37
Net earnings (loss) attributable to Liberty stockholders	$183	(59)	(109)	15

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	28	3	5	36
Stock compensation expense	$48	3	5	56

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,186	—	—	2,186
Formula 1 revenue	—	—	360	360
Other revenue	—	23	—	23
Total revenue	2,186	23	360	2,569
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	670	—	—	670
Programming and content(1)	140	—	—	140
Customer service and billing(1)	125	—	—	125
Other(1)	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	195	195
Subscriber acquisition costs	90	—	—	90
Other operating expenses(1)	67	23	—	90
Selling, general and administrative(1)	404	22	56	482
Depreciation and amortization	152	18	90	260
	1,702	63	341	2,106
Operating income (loss)	484	(40)	19	463
Other income (expense):
Interest expense	(122)	(6)	(29)	(157)
Share of earnings (losses) of affiliates, net	(18)	4	—	(14)
Realized and unrealized gains (losses) on financial instruments, net	61	5	(7)	59
Unrealized gains (losses) on intergroup interests	20	1	(21)	—
Other, net	20	20	5	45
	(39)	24	(52)	(67)
Earnings (loss) before income taxes	445	(16)	(33)	396
Income tax (expense) benefit	(101)	3	(2)	(100)
Net earnings (loss)	344	(13)	(35)	296
Less net earnings (loss) attributable to the noncontrolling interests	56	—	9	65
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(9)	(9)
Net earnings (loss) attributable to Liberty stockholders	$288	(13)	(35)	240

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	8	—	—	8
Selling, general and administrative	31	3	3	37
Stock compensation expense	$49	3	3	55

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$220	(59)	(109)	52
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	161	15	84	260
Stock-based compensation	48	3	5	56
Non-cash impairment and restructuring costs	8	—	—	8
Share of (earnings) loss of affiliates, net	7	1	2	10
Unrealized (gains) losses on intergroup interests, net	(54)	13	41	—
Realized and unrealized (gains) losses on financial instruments, net	(2)	1	47	46
Deferred income tax expense (benefit)	7	(8)	(5)	(6)
Intergroup tax allocation	31	(5)	(26)	—
Other charges (credits), net	4	1	(3)	2
Changes in operating assets and liabilities
Current and other assets	46	27	(8)	65
Payables and other liabilities	(157)	96	229	168
Net cash provided (used) by operating activities	319	85	257	661
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(39)	—	(130)	(169)
Cash proceeds from dispositions	—	—	34	34
Capital expended for property and equipment, including internal-use software and website development	(205)	(14)	(62)	(281)
Other investing activities, net	2	—	(1)	1
Net cash provided (used) by investing activities	(242)	(14)	(159)	(415)
Cash flows from financing activities:
Borrowings of debt	1,479	—	—	1,479
Repayments of debt	(1,633)	(4)	(53)	(1,690)
Intergroup (repayments) borrowings	202	—	(202)	—
Subsidiary shares repurchased by subsidiary	(62)	—	—	(62)
Cash dividends paid by subsidiary	(17)	—	—	(17)
Taxes paid in lieu of shares issued for stock-based compensation	(15)	(1)	(8)	(24)
Other financing activities, net	37	6	14	57
Net cash provided (used) by financing activities	(9)	1	(249)	(257)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	2	2
Net increase (decrease) in cash, cash equivalents and restricted cash	68	72	(149)	(9)
Cash, cash equivalents and restricted cash at beginning of period	370	173	1,733	2,276
Cash, cash equivalents and restricted cash at end of period	$438	245	1,584	2,267

Cash and cash equivalents	$430	215	1,584	2,229
Restricted cash included in other current assets	—	30	—	30
Restricted cash included in other assets	8	—	—	8
Total cash and cash equivalents and restricted cash at end of period	$438	245	1,584	2,267

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$344	(13)	(35)	296
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	152	18	90	260
Stock-based compensation	49	3	3	55
Share of (earnings) loss of affiliates, net	18	(4)	—	14
Unrealized (gains) losses on intergroup interests, net	(20)	(1)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(61)	(5)	7	(59)
Deferred income tax expense (benefit)	39	(10)	26	55
Intergroup tax allocation	42	7	(49)	—
Other charges (credits), net	(11)	(20)	(2)	(33)
Changes in operating assets and liabilities
Current and other assets	21	23	(158)	(114)
Payables and other liabilities	(238)	83	232	77
Net cash provided (used) by operating activities	335	81	135	551
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	—	97
Capital expended for property and equipment, including internal-use software and website development	(97)	(4)	(10)	(111)
Other investing activities, net	(42)	—	76	34
Net cash provided (used) by investing activities	(90)	38	63	11
Cash flows from financing activities:
Borrowings of debt	1,740	15	—	1,755
Repayments of debt	(1,204)	(37)	(1)	(1,242)
Liberty stock repurchases	(202)	—	(37)	(239)
Subsidiary shares repurchased by subsidiary	(206)	—	—	(206)
Cash dividends paid by subsidiary	(201)	—	—	(201)
Taxes paid in lieu of shares issued for stock-based compensation	(61)	—	26	(35)
Other financing activities, net	1	(4)	7	4
Net cash provided (used) by financing activities	(133)	(26)	(5)	(164)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	112	93	191	396
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$718	337	2,265	3,320

Cash and cash equivalents	$710	311	2,265	3,286
Restricted cash included in other current assets	—	12	—	12
Restricted cash included in other assets	8	14	—	22
Total cash and cash equivalents and restricted cash at end of period	$718	337	2,265	3,320

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2022 and March 31, 2023, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q22	1Q23
Liberty SiriusXM Group
Operating income	$484	$373
Depreciation and amortization	152	161
Stock compensation expense	49	48
Impairment, restructuring and acquisition costs, net of recoveries(a)	—	32
Adjusted OIBDA	$685	$614

Formula One Group
Operating income	$19	$16
Depreciation and amortization	90	84
Stock compensation expense	3	5
Adjusted OIBDA	$112	$105

Braves Group
Operating income	$(40)	$(49)
Depreciation and amortization	18	15
Stock compensation expense	3	3
Adjusted OIBDA	$(19)	$(31)

Liberty Media Corporation (Consolidated)
Operating income	$463	$340
Depreciation and amortization	260	260
Stock compensation expense	55	56
Impairment, restructuring and acquisition costs, net of recoveries(a)	—	32
Adjusted OIBDA	$778	$688

(a)	During the three months ended March 31, 2023, SiriusXM recorded $23 million associated with severance and other employee costs and $9 million primarily related to a vacated office space. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2022	2023
($ in millions)
Net income:	$309	$233
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs(a)	—	32
Share-based payment expense	45	45
Depreciation and amortization	135	136
Interest expense	103	107
Other expense (income)	(2)	(3)
Income tax (benefit) expense	100	75
Adjusted EBITDA	$690	$625

(a)	During the three months ended March 31, 2023, SiriusXM recorded $23 million associated with severance and other employee costs and $9 million primarily related to a vacated office space. These charges have been excluded from adjusted OIBDA.

SCHEDULE 3

This press release also includes a presentation of free cash flow of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone cash flow provided by operating activities, as determined under GAAP. SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by its operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, SiriusXM looks at its operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate its ability to return capital to stockholders. SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of its business, such as cash flows related to acquisitions, strategic and short-term investments and net loan activity with related parties and other equity investees. SiriusXM believes free cash flow is an indicator of the long-term financial stability of its business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine its financial condition, and to compare its operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2022	2023
($ in millions)
Cash flow information
Net cash provided by operating activities	$355	$350
Net cash used in investing activities	$(142)	$(235)
Net cash used in financing activities	$(328)	$(119)
Free cash flow
Net cash provided by operating activities	$355	$350
Additions to property and equipment	(97)	(205)
Purchases of other investments	—	(1)
Free cash flow	$258	$144